UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Tyson Foods, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, Arkansas 72762-6999

This supplement provides updated information with respect to our 2009 annual meeting of shareholders which will be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, February 6, 2009 at 10:00 a.m., Central time.

On January 5, 2009, Richard L. Bond, President and Chief Executive Officer of Tyson Foods, Inc. (the “Company”), announced he was leaving the Company effective immediately. Mr. Bond also resigned as a member of the Board of Directors of the Company effective January 5, 2009. In light of his resignation, Mr. Bond, who is listed as a director nominee in the proxy statement for the Company’s 2009 annual meeting, will not be standing for re-election to the Company’s Board of Directors. In accordance with the procedures outlined in the Company’s proxy statement mailed to stockholders on or around December 30, 2008, the Company’s Board of Directors may nominate a substitute candidate for election to the Board of Directors and, in such case, all proxies will be voted for the election of such substitute nominee at the 2009 annual meeting of stockholders. However, if the Board does not select a replacement nominee prior to the 2009 annual meeting the Board will either appoint a new director to the Board to fill the vacancy following the annual meeting in accordance with the Company’s By-laws or elect not to fill the vacancy and reduce the size of the Board.